Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-830-0674
mjackson@apog.com

For Immediate Release

Wednesday, April 6, 2005

APOGEE REPORTS FISCAL 2005 FOURTH QUARTER AND FULL-YEAR EARNINGS;

PROVIDES GUIDANCE FOR FISCAL 2006

MINNEAPOLIS, MN (April 6, 2005) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2005 fourth quarter and full-year earnings. Apogee develops and delivers value-added glass products and services for the architectural, large-scale optical and automotive industries.

FY05 FULL YEAR HIGHLIGHTS

•	FY05 earnings from continuing operations were $0.60 per share, up significantly from earnings of $0.17 per share a year ago, due to improved results in strategic architectural and picture framing businesses. (All earnings per share figures refer to diluted earnings per share.)

•	Revenues from continuing operations for fiscal 2005 increased 17 percent to $628.8 million. The architectural segment, which successfully implemented strategic initiatives in a strengthening market, was responsible for the growth.

FY05 FOURTH QUARTER HIGHLIGHTS

•	Fourth quarter earnings from continuing operations were $0.13 per share, versus a loss of $0.14 per share a year earlier. Operating margin was 3.8 percent.

•	Revenues of $174.8 million were up 30 percent versus the prior-year period, with architectural segment growth accounting for the majority of the improvement.

•	Architectural segment revenues were up 38 percent, and operating income grew to $2.5 million from a loss of $4.1 million in the prior-year period. Increased volume led to higher capacity utilization.

•	Large-scale optical segment revenues increased 15 percent, while operating income increased to $4.3 million after a slight loss in the prior-year period. Sales of higher value-added picture framing glazing products continue to be strong.

•	Auto glass segment revenues and earnings were down, as results continue to be impacted by difficult market conditions.

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	On December 10, 2004, Apogee completed the asset purchase of Architectural Wall Solutions, Inc. (AWallS) of Bolingbrook, IL, a commercial glass installation business. The acquisition is part of Apogee’s strategy to strengthen and grow its architectural businesses.

•	Guidance for fiscal 2006 includes expected earnings of $0.68 to $0.72 on revenue growth of 6 to 8 percent.

Commentary on FY05

“We are pleased that our fourth quarter and full year results exceeded our expectations as we successfully implemented our growth strategies, a focus that will continue in fiscal 2006,” said Russell Huffer, Apogee chairman and chief executive officer. “In the fourth quarter, our architectural segment turned in an especially strong revenue performance in a more stable, but still very competitive commercial construction market. The large-scale optical segment continues to benefit from its success in converting the picture framing market to value-added glass.

“During the quarter, we continued to make progress on our initiatives to increase architectural market share and to improve future performance in this segment,” said Huffer. “Our architectural glass capacity expansion to serve growth in our core, higher-end markets is on schedule for a fiscal 2006 second quarter startup. In addition, we completed the acquisition of commercial glass installer AWallS, which is helping us strengthen our installation organization and increase market penetration in the Midwest and Northwest.”

FOURTH QUARTER SEGMENT AND OPERATING HIGHLIGHTS

Architectural Products and Services

•	Revenues of $143.8 million were up 38 percent over the prior-year period. Revenues were stronger than anticipated due to strength in high-end condos, government and institutional work, along with some improvement in the office market. These projects also are using more value-added hurricane, blast and energy-efficient products.

•	AWallS acquisition, which was completed during the quarter, added approximately $4 million to segment revenues.

•	Operating income was $2.5 million, up significantly from a loss of $4.1 million a year ago. Improved earnings resulting from higher sales were somewhat offset by a pre-tax charge of $0.6 million for disposition of certain fixed assets. Operating margin was 1.8 percent.

•	Segment backlog was $220.1 million, compared to a backlog of $224.5 million in the prior-year period and $212.5 million at the end of the third quarter.

•	Strong shipments in the quarter reduced the overall backlog. The AWallS acquisition added $24.1 million to the fourth quarter backlog.

•	The prior-year backlog included approximately $15 million in fiscal 2004 work that was delayed until the first quarter of fiscal 2005.

Large-Scale Optical Technologies

•	Revenues of $23.3 million were up 15 percent over the prior-year period. Sales of higher value-added picture framing products were especially strong, as conversion continued from plain glass to value added, as well as to higher-end, value-added products. This strength more than offset the continuing transition away from certain consumer electronics products and the sale of the matboard product line.

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Operating income was $4.3 million, compared to an operating loss of $0.7 million in the prior-year period. The prior year was impacted by pre-tax charges of $1.7 million resulting from the sale of the matboard product line, completed March 31, 2004, and the integration of the two large-scale optical operations to better serve picture framing markets. Operating margin was 18.6 percent.

Automotive Replacement Glass and Services

•	Revenues of $7.7 million were down 24 percent from the prior-year period.

•	Operating income was $0.3 million, compared to $1.4 million in the prior-year period.

•	As anticipated, segment results continue to be impacted by difficult market conditions.

Equity in Affiliates

•	Loss of $0.7 million from investment in PPG Auto Glass, LLC, an improvement from a prior-year period loss of $2.3 million. Results continued to be impacted by reduced volume and low market pricing.

Discontinued Operations

•	There was no earnings per share impact in the quarter. This compares to a prior-year loss of $0.10 per share, related to the operations and associated loss on the sale of Harmon AutoGlass.

Financial Condition

•	Long-term debt was $35.2 million at the end of the fourth quarter, down 11 percent from the end of fiscal 2004.

•	Debt-to-total-capital ratio was reduced to 17 percent from 19 percent at the end of the prior year.

•	Non-cash working capital (current assets, excluding cash, less current liabilities) of $62.1 million was up slightly from the end of fiscal 2004 as revenues increased.

•	Depreciation and amortization were $18.0 million for fiscal year 2005, down 9 percent compared to the prior year.

•	Capital expenditures for fiscal year 2005 were $26.4 million, which includes spending for our architectural capacity expansion and acquisition. This compares to $11.5 million in the prior year.

OUTLOOK FOR FY06

“Building on our strong performance in fiscal 2005, we are anticipating earnings growth approaching 20 percent in fiscal 2006, to $0.68 to $0.72 per share,” Huffer said. “Excluding unusual items, our earnings growth is expected to be approximately 40 percent next year. (These items include $0.05 per share from proceeds of a class action lawsuit settlement with flat glass manufacturers in fiscal 2005 and an expected $0.04 per share impact in the second half of fiscal 2006 related to expensing stock options.)

“Our fiscal 2006 revenue expectations haven’t changed from previous guidance, but because of our especially strong fourth quarter sales, our top-line growth target is now 6 to 8 percent,” said Huffer. “We anticipate continued growth in our architectural segment revenues, modest growth in our large-scale optical segment and an ongoing decline in auto glass segment sales.

“Our longer-term goal is to achieve an average of 8 percent annual revenue growth and 20 percent annual earnings per share growth over the three-year period from fiscal 2006 to 2008,” he said. “We expect continued improvement in architectural segment margins as we see market share growth in

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

more attractive segments of the market, including new office construction and building renovation. For our large-scale optical segment, we anticipate continued conversion to value-added products, although current high margins will likely be flat to slightly down, in part as a result of our strategy to drive conversion by making products more affordable at the consumer level.

“We expect fiscal 2006 architectural segment revenue growth of 6 to 9 percent, based on our solid first-half backlog and strong quote activity for second-half work yet to be secured. This growth rate reflects the market improvement projected by F.W. Dodge and share growth, including from our recent glass installation acquisition, second-half production from our new glass fabrication capacity and continued success with our initiatives. When taking into account the approximately $15 million in architectural revenues that moved into the first quarter of fiscal 2005 from the prior year, our overall growth outlook for fiscal 2006 is greater than 6 to 9 percent,” he said. “To achieve the higher end of this range, we will need to see continued market improvement, including pricing.

“Our commercial construction markets are expected to grow this year after several down years, based on the most recent estimate from Dodge for calendar 2004,” Huffer said. “Dodge anticipates overall non-residential construction market growth of 5 percent.” Dodge’s estimate for calendar 2004 correlates to Apogee’s fiscal 2006 due to the average nine-month lag between project starts and the installation of glass on buildings.

“The large-scale optical segment is expected to continue to grow value-added glass sales more than 20 percent,” he said. “We expect slight growth in overall segment revenues in fiscal 2006 as we continue to convert the market to value-added framing products, while consumer electronics revenues further decline.

“Although, our auto glass business faces difficult market conditions, we expect it to continue to generate cash for Apogee,” Huffer said. “In fiscal 2006, with the expiration of our supply agreement with PPG Industries in the second quarter, we will be transitioning back to the independent distributor marketplace where we expect to fill a need for shorter lead-time aftermarket windshields which offer somewhat improved margins.

“We expect to continue to generate positive operating cash flow that will allow us to pay our dividend, reduce debt and fund capital spending, including current growth initiatives,” said Huffer.

“We are excited about our prospects for the current year, as our initiatives deliver results and our architectural markets strengthen,” said Huffer.

The following statements are based on current expectations for fiscal 2006. These statements are forward-looking, and actual results may differ materially.

•	Overall revenues for the year are expected to increase 6 to 8 percent.

•	Architectural segment revenues are expected to increase 6 to 9 percent for the year.

•	Gaining market share through success of growth initiatives.

•	Large-scale optical segment revenues are expected to be up approximately 4 percent, with growth in picture framing glazing products continuing to be somewhat offset by the shift away from select consumer electronics products.

•	Sales of value-added picture framing products are expected to again grow more than 20 percent.

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

•	Auto glass segment revenues are expected to be approximately 3 percent lower than in fiscal 2005.

•	Despite challenging market conditions leading to slightly lower pricing and volume, we are winning new independent customers for aftermarket windshields.

•	Annual gross margins are expected to be approximately 1 percentage point higher than the prior year as operational improvements and cost reductions are somewhat offset by higher costs for wages, materials, utilities and freight.

•	Expected annual operating margins by segment are: architectural, 3.5 to 4.5 percent, as margins continue to increase with improved pricing and capacity utilization; large-scale optical, approximately 12 percent, relatively flat with the focus on making products more affordable for consumers; and auto glass breakeven or slightly better, a decrease due to competitive market dynamics.

•	Selling, general and administrative expenses as a percent of sales are projected to be approximately 14.5 percent.

•	Equity in affiliates, which reflects Apogee’s portion of the results of the PPG Auto Glass joint venture, is expected to report earnings of approximately $1 million due to increased volume and operational improvements.

•	Capital expenditures are targeted at $25 million.

•	Depreciation and amortization are estimated at $19 million for the year.

•	Debt is expected to be reduced to approximately $30 million.

•	The effective tax rate for the full year is anticipated to be approximately 32 percent, driven by benefits relating to a prior donation of certain intellectual property.

•	Earnings per share from continuing operations are expected to range from $0.68 to $0.72.

The discussion above, including all statements in the Outlook section, contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: Operational risks within (A) the Architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen delays in project timing and work flow; ii) economic conditions and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability or quality problems that could delay payments, increase costs, impact orders or lead to litigation; iv) the segment’s ability to fully utilize production capacity; v) integration of the AWallS acquisition in a timely and cost-efficient manner; and vi) completion and production ramp-up of the Viracon capacity expansion in a timely and cost-efficient manner; (B) the Large-Scale Optical segment: i) markets that are impacted by consumer confidence; ii) dependence on a relatively small number of customers; and iii) ability to utilize manufacturing facilities; and (C) the Auto Glass segment: i) transition of markets served, as the long-term supply agreement with PPG Industries for auto replacement windshields expires in the second quarter of fiscal 2006 and product is then marketed to independent distributors; ii) changes in market dynamics; iii) market seasonality; iv) highly competitive, fairly mature industry; and v) performance of the PPG Auto Glass, LLC joint venture. Additional factors include: i) revenue and operating results that are volatile; ii) the possibility of a material product liability event; iii) the costs of compliance with governmental regulations relating to hazardous substances; iv) management of discontinued operations exiting activities; and v) foreign currency risk related to discontinued operations. The company cautions readers that actual future results could differ materially from those described in the forward-looking statements. The company wishes to caution

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc.

investors that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Exhibit 99.1 to the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2004.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Analysts, investors and media are invited to listen to Apogee’s live teleconference or webcast at 10 a.m. Central Time tomorrow, April 7. To participate in the teleconference, call 1-800-884-5695 toll free or 617-786-2960 international, access code 15136566. The replay will be available from noon Central Time on Thursday, April 7, through 5 p.m. Central Time on Thursday, April 14 by calling 1-888-286-8010 toll free, access code 64007456. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a world leader in technologies involving the design and development of value-added glass products and services. The company is organized in three segments:

•	Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; and Linetec, a paint and anodizing finisher of window frames and PVC shutters.

•	Large-scale optical technologies segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom framing and pre-framed art markets, and a producer of optical thin film coatings for consumer electronics displays.

•	Automotive replacement glass and services segment consists of Viracon/Curvlite, a U.S. fabricator of aftermarket foreign and domestic car windshields.

(Tables follow)

- MORE -

Apogee Enterprises, Inc.  •  7900 Xerxes Avenue South  •  Minneapolis, MN 55431  •  (952) 835-1874  •  www.apog.com

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended February 26, 2005	Thirteen Weeks Ended February 28, 2004	% Change	Fifty-two Weeks Ended February 26, 2005	Fifty-two Weeks Ended February 28, 2004	% Change
Net sales	$174,809	$134,456	30%	$628,813	$535,329	17%
Cost of goods sold	143,161	115,169	24%	513,095	440,862	16%

Gross profit	31,648	19,287	64%	115,718	94,467	22%
Selling, general and administrative expenses	25,062	23,073	9%	89,440	86,720	3%

Operating income	6,586	(3,786)	N/M	26,278	7,747	239%
Interest income	77	125	-38%	1,963	568	246%
Interest expense	571	934	-39%	3,218	3,713	-13%
Other income (expense), net	36	77	-53%	230	67	243%
Equity in loss of affiliated companies	(724)	(2,343)	69%	(1,272)	(3,165)	60%

Earnings from continuing operations before income taxes and other items below	5,404	(6,861)	N/M	23,981	1,504	1494%
Income taxes	1,793	(3,128)	N/M	7,403	(3,128)	N/M

Earnings from continuing operations	3,611	(3,733)	N/M	16,578	4,632	258%
Earnings from discontinued operations	—	(2,766)	N/M	67	(10,225)	N/M

Net earnings	$3,611	$(6,499)	N/M	$16,645	$(5,593)	N/M

Earnings per share - basic:
Earnings from continuing operations	$0.13	$(0.14)	N/M	$0.61	$0.17	259%
Earnings from discontinued operations	$—	$(0.10)	N/M	$—	$(0.38)	N/M
Net earnings	$0.13	$(0.24)	N/M	$0.61	$(0.21)	N/M

Average common shares outstanding	27,082,692	27,045,453	0%	27,071,278	27,036,855	0%

Earnings per share - diluted:
Earnings from continuing operations	$0.13	$(0.14)	N/M	$0.60	$0.17	253%
Earnings from discontinued operations	$—	$(0.10)	N/M	$—	$(0.37)	N/M
Net earnings	$0.13	$(0.24)	N/M	$0.60	$(0.20)	N/M

Average common and common equivalent shares outstanding	27,663,312	27,045,453	2%	27,715,530	27,818,881	0%

Cash dividends per common share	$0.0625	$0.0600	4%	$0.2450	$0.2350	4%

Business Segments Information
(Unaudited)

	Thirteen Weeks Ended February 26, 2005	Thirteen Weeks Ended February 28, 2004	% Change	Fifty-two Weeks Ended February 26, 2005	Fifty-two Weeks Ended February 28, 2004	% Change
Sales
Architectural	$143,789	$104,018	38%	$516,879	$411,425	26%
Large-scale Optical	23,331	20,366	15%	78,399	79,367	-1%
Auto Glass	7,696	10,086	-24%	33,581	44,582	-25%
Eliminations	(7)	(14)	50%	(46)	(45)	-2%

Total	$174,809	$134,456	30%	$628,813	$535,329	17%

Operating income (loss)
Architectural	$2,517	$(4,077)	N/M	$15,575	$(592)	N/M
Large-scale Optical	4,333	(653)	N/M	9,862	2,793	253%
Auto Glass	274	1,369	-80%	3,237	7,779	-58%
Corporate and other	(538)	(425)	-27%	(2,396)	(2,233)	-7%

Total	$6,586	$(3,786)	N/M	$26,278	$7,747	239%

Consolidated Condensed Balance Sheets

(Unaudited)

	February 26, 2005	February 28, 2004
Assets
Current assets	$187,432	$157,853
Net property, plant and equipment	100,539	98,536
Other assets	80,820	80,127

Total assets	$368,791	$336,516

Liabilities and shareholders’ equity
Current liabilities	$119,401	$90,638
Long-term debt	35,150	39,650
Other liabilities	36,160	38,772
Shareholders’ equity	178,080	167,456

Total liabilities and shareholders’ equity	$368,791	$336,516

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-two Weeks Ended February 26, 2005	Fifty-two Weeks Ended February 28, 2004
Net earnings	$16,645	$(5,593)
Net loss from discontinued operations	(67)	10,225
Depreciation & amortization	17,960	19,748
Results from equity investments	1,272	3,165
Other, net	544	2,618
Changes in operating assets and liabilities	(2,904)	(11,573)

Net cash provided by continuing operating activities	33,450	18,590

Capital expenditures	(19,618)	(11,459)
Proceeds on sale of property	1,044	4,038
Acquisition of businesses, net of cash acquired	(6,804)
Net sales (purchases) of marketable securities	(149)	2,500
Other investing activities	(12)	(81)

Net cash (used in) provided by investing activities	(25,539)	(5,002)

(Payments on) long-term debt and revolving credit agreement	(4,658)	(7,840)
Proceeds from issuance of common stock, net of cancellations	831	1,031
Repurchase and retirement of common stock	(1,859)	(1,292)
Dividends paid	(6,695)	(6,450)
Other, net	—	—

Net cash (used in) financing activities	(12,381)	(14,551)

Cash provided by (used in) discontinued operations	2,615	(1,381)

(Decrease) increase in cash and cash equivalents	(1,855)	(2,344)
Cash and cash equivalents at beginning of year	7,822	10,166

Cash and cash equivalents at end of period	$5,967	$7,822